Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Broadmark Realty Capital Inc. of our reports dated March 16, 2020, relating to the consolidated financial statements of Broadmark Realty Capital Inc. (the “Company” or “Successor”) as of December 31, 2019 and for the period from November 15, 2019 to December 31, 2019 and the financial statements of the former Broadmark Entities (collectively, the “Predecessor”) as of December 31, 2018 and for the period from January 1, 2019 to November 14, 2019, and for each of the two years in the period ended December 31, 2018, which reports appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Everett, Washington

December 2, 2020